Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 4,231 Registration Statement Nos. 333-221595; 333-221595-01 Dated May 29, 2020; Filed pursuant to Rule 433

5-Year XOP Contingent Income Buffered Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	SPDR® S&P® Oil & Gas Exploration & Production ETF (XOP)
Buffer amount:	20% (80% maximum loss)
Early redemption:	If the determination closing price of the underlying shares is greater than or equal to the initial share price on any quarterly redemption determination date, the securities will be automatically redeemed
Coupon barrier level:	80% of the initial share price
Contingent quarterly coupon:	10.50% to 12.50% per annum
Coupon payment dates:	Quarterly
Redemption dates:	Beginning after one year, quarterly
Pricing date:	June 25, 2020
Final observation date:	June 25, 2025
Maturity date:	June 30, 2025
CUSIP:	61771BHU1
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010320010483/dp129046_fwp-ps4231.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-21%	$990.00
-30%	$900.00
-40%	$800.00
-50%	$700.00
-60%	$600.00
-70%	$500.00
-80%	$400.00
-90%	$300.00
-100%	$200.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The securities provide a minimum payment at maturity of only 20% of your principal.

•	The securities do not provide for the regular payment of interest and may pay no interest over the entire term of the securities.

•	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry.

•	The contingent quarterly coupon, if any, is based only on the determination closing price of the underlying shares on the related quarterly observation date at the end of the related interest period.

•	Investors will not participate in any appreciation in the price of the underlying shares.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the securities is approximately $905.40 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Reinvestment risk.

•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

•	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities.

•	The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per shareof the underlying shares.

•	Not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.